Filed Pursuant To Rule 433

Registration No. 333-275079

December 4, 2023

To: Research & News Subscribers

Date: 12/4/2023

SL: Q&A: What Happens When GBTC Uplists to NYSE Arca as an ETF? | Grayscale Blog

While timelines are inherently uncertain, Grayscale believes that regulatory approval of a spot Bitcoin ETF* in the U.S. is a matter of “when”, not “if”. We remain focused on uplisting GBTC to NYSE Arca, and will continue to keep investors apprised throughout the process.

Ahead of time, there are a few things investors should know—like how ETFs and GBTC work, and what will change should the SEC grant the appropriate regulatory approvals.

Read our latest blog post, a Q&A with Craig Salm, Grayscale’s Chief Legal Officer, and Edward McGee, Grayscale’s Chief Financial Officer, to learn more.

[Read More]

*We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “’40 Act”), as well as other exchange-traded products which are not subject to the registration requirements of the ’40 Act.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.

Past performance is not indicative of future results.

Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for any investor that cannot afford loss of the entire investment.

All content is original and has been researched and produced by Grayscale Investments, LLC (“Grayscale”) unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale.

This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose.

This content does not constitute a recommendation or take into account the particular investment objectives.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.